UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 19, 2021

NextPlay Technologies, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-38402 (Commission File Number)	26-3509845 (IRS Employer Identification No.)

1560 Sawgrass Corporate Parkway, Suite 130, Sunrise, Florida	33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 888-9779

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.0001 Par Value Per Share	NXTP	The NASDAQ Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c)

Effective on August 19, 2021, the Board of Directors of NextPlay Technologies, Inc. (the “Company”, “we” and “us”), appointed Mr. Andrew Greaves to serve as the Company’s Chief Operating Officer and changed Mr. Timothy Sikora’s titles from Chief Operating Officer of the Company and Chief Information Officer of NextTrip, to Chief Information Officer of the Company and President and Chief Operating Officer of NextTrip.

Mr. Greaves is not party to any material plan, contract or arrangement (whether or not written) with the Company, except as disclosed below, and there are no arrangements or understandings between Mr. Greaves and any other person pursuant to which he was selected to serve as an officer of the Company, nor is he a participant in any related party transaction required to be (or which would be required to be) reported pursuant to Item 404(a) of Regulation S-K. There are no family relationships between Mr. Greaves and any other officer or director of the Company.

Mr. Greaves biographical information is provided below:

Mr. Andrew J. Greaves, age 56, has served as Managing Director of GLM Consulting LTD, a technology consulting services company that he owns since May 2007. From November 2016 through June 2021, Mr. Greaves served as Chief Operating Officer and Co-Founder of Promethean TV Inc., a digital media company. From September 2013 through November 2016, Mr. Greaves served as VP Product and Technology of Azubu, a video gaming/esports company. Mr. Greaves (through his affiliated entity discussed below) also previously served as the Director of Operations, Europe for Virgin Gaming from May 2011 to June 2013; as a Senior Producer for Electronic Arts (EA Sports) from April 2007 to April 2011, and as a Senior Program Director for European Studios for Electronic Arts UK, from October 2004 to March 2007. Mr. Greaves has served on the Board of Directors of Promethean TV Inc. since February 2017. Mr. Greaves received his bachelors of science degree from Sheffield City Polytechnic in Sheffield, England.

On June 9, 2021, GLM Consulting Ltd (the “Consultant”), of which Mr. Greaves serves as the sole officer and director, entered into a Consulting Agreement with the Company to assist the Company in growing a connected subscriber base and ecosystem across all devices: Digital TV, Set Top Box, Streaming Devices, PC, Laptop, Tablet and Smartphones, by providing a range of operational expertise. The term of the agreement started on July 6, 2021 and is effective until June 30, 2022, provided that the agreement may be terminated at any time, by either party, with two weeks written prior notice. The Company agreed to pay the Consultant a daily consulting fee of one thousand US dollars ($1,000), for each day of service up to a maximum amount of 20 days per month unless previously agreed in writing with the Company. Each day of service shall include a minimum of eight hours. The Consulting Agreement included confidentiality obligations of the parties and customary work for hire language. To date the Consultant has been paid approximately $19,000 pursuant to the Consulting Agreement from the Company.

The foregoing description of the Consulting Agreement above, is subject to, and qualified in its entirety by, the Consulting Agreement, attached as Exhibit 10.1 hereto, which is incorporated in this Item 5.02 by reference in its entirety.

Mr. Sikora is not party to any material plan, contract or arrangement (whether or not written) with the Company, except as disclosed in the Proxy Statement (defined below), and there are no arrangements or understandings between Mr. Sikora and any other person pursuant to which he was selected to serve as an officer of the Company, nor is he a participant in any related party transaction required to be (or which would be required to be) reported pursuant to Item 404(a) of Regulation S-K, except as disclosed in the Proxy Statement (defined below). There are no family relationships between Mr. Sikora and any other officer or director of the Company.

Mr. Sikora’s biographical information can be found in the Definitive Proxy Statement on Schedule 14A filed by the Company with the Securities and Exchange Commission on January 11, 2021 (the “Proxy Statement”), under the heading “Information about our Executive Officers”, which biographical information of Mr. Sikora is incorporated by reference into this Item 5.02. The terms of Mr. Sikora’s employment agreement can be found in the Proxy Statement under “Executive Compensation—Employment and Consulting Agreements—Timothy Sikora – Employment Agreement”, which information is incorporated by reference into this Item 5.02 in its entirety. Certain information required pursuant to Item 404(a) of Regulation S-K relating to Mr. Sikora is disclosed in the Proxy Statement under “Certain Relationships and Related Party Transactions—Related Party Transactions”, which information relating to Mr. Sikora is incorporated by reference into this Item 5.02 in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
10.1*	Consulting Agreement dated June 9, 2021, by and between GLM Consulting, Ltd., and NextPlay Technologies, Inc.
104	Inline XBRL for the cover page of this Current Report on Form 8-K

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTPLAY TECHNOLOGIES, INC.

Date: August 25, 2021	By:	/s/ William Kerby
		Name:	William Kerby
		Title:	Co-Chief Executive Officer